Exhibit 99.1

Dr. Peter Shor Anchors Prominent Group of Quantum Scientists Joining Zapata’s Advisory Board

New appointments of global quantum experts Shor, Paler, Devitt and Izmaylov further validate Zapata’s approach to quantum software

BOSTON, MA – October 20, 2026 – Zapata Quantum (OTCQB: ZPTA) (“Zapata”, “Zapata Quantum” or the “Company”), a pioneer in quantum computing application and algorithm development, today announced the appointment of Dr. Peter Shor and other notable scientists to its Scientific Advisory Board (SAB). Shor is the MIT mathematician whose landmark 1994 algorithm, now known as Shor’s algorithm, showed how quantum computers could solve a major computational problem far faster than the best-known classical methods, helping launch the modern field of quantum computing.

“Quantum computers will only be as useful as the applications we run on them. As hardware matures toward fault tolerance, it’s critical that we discover and develop new algorithms to truly unlock the power of this new technology,” said Dr. Shor. “I’m excited about the work Zapata is doing in this area and look forward to helping guide those efforts.”

The new SAB members will advise on Zapata’s scientific and technical direction, including the further development of Quantum Pilot™, its hardware-agnostic platform combining decision intelligence and engineering to discover and develop quantum applications.

In addition to Dr. Shor, other distinguished scientists joining the SAB include Dr. Alexandru Paler, Associate Professor of Computer Science at Aalto University in Finland; Dr. Simon Devitt, Professor and Director of the Centre for Quantum Software and Information (QSI) at the University of Technology, Sydney; and Dr. Artur Izmaylov, Professor of Theoretical and Computational Chemistry at the University of Toronto.

“Dr. Shor’s work is the reason this entire field exists. His discovery of quantum algorithmic advantage is the foundational proof point the industry has been built upon, and having his guidance regarding our scientific direction is strong validation of our approach,” said Sumit Kapur, CEO of Zapata Quantum. “Together with Dr. Paler, Dr. Devitt and Dr. Izmaylov, our expanded SAB reinforces Zapata’s leadership across the most technically demanding layers of the quantum software stack.”

Dr. Peter Shor: The Scientific Foundation of Quantum Advantage

Dr. Shor is the Henry Adams Morss and Henry Adams Morss, Jr. Professor of Applied Mathematics at MIT and one of the most decorated scientists in quantum computing. In 1994, he discovered Shor’s algorithm, proving a quantum computer could factor large integers — the mathematical problem underlying RSA encryption — exponentially faster than any classical computer, a breakthrough that ignited the field and made quantum-safe cybersecurity one of its highest-stakes challenges. In 1995, he introduced the first quantum error-correcting code, the foundational insight behind fault-tolerant quantum architectures. His honors include a MacArthur Fellowship, the Gödel Prize, and the Breakthrough Prize in Fundamental Physics.

Shor’s appointment places the discoverer of quantum computational advantage as a key advisor regarding Zapata’s methodology and software, reinforcing the Company’s commitment to the scientific rigor of its solution for enterprise customers, government partners and the broader quantum ecosystem.

Paler, Devitt, Izmaylov to Support Critical Layers of the Software Stack

Each new member of the SAB brings expertise in some of the most important and technically challenging areas of Zapata’s quantum software platform, including algorithm benchmarking, error correction architectures and quantum resource estimation—key factors that determine when and how quantum applications become commercially viable.

●	Dr. Paler specializes in quantum software, quantum circuit compilation, error correction, and simulation. He was previously a visiting fellow at the University of Texas, Dallas, where his research focused on quantum resource estimation. Dr. Paler also chaired the Quantum Resource Estimation Workshop organized at the International Symposium on Computer Architecture.

●	Dr. Devitt’s work has centered on large-scale quantum computing architectures, quantum network systems design, quantum programming development, and quantum error correction. He was appointed as a member of Australia’s National Quantum Advisory Committee in 2022, and he is a Fellow of the Australian Institute of Physics and the Royal Society of New South Wales.

●	Dr. Izmaylov’s research focuses on quantum chemistry and methods to reduce the practical bottlenecks in today’s noisy quantum processors. Dr. Izmaylov has made significant contributions to Qubit Coupled Cluster theory and advanced quantum measurement strategies, which have earned him awards like the Google Quantum Research Award and the American Chemical Society’s Journal of Physical Chemistry Lectureship Award.

As the only US-based publicly traded, pure-play quantum software company and only organization to have participated across all technical areas of DARPA’s original Quantum Benchmarking program, Zapata views scientific governance and methodological rigor as core to its responsibility in shaping the quantum software ecosystem.

“The path to large-scale commercially viable quantum applications depends on solving critical bottlenecks in resource estimation, error correction and algorithm design,” said Yudong Cao, CTO of Zapata Quantum. “Dr. Paler, Dr. Devitt and Dr. Izmaylov each bring deep expertise in these exact layers of the stack. Their perspective strengthens our ability to relieve the constraints that limit practical quantum computing today and positions Zapata to play a leading role as the industry transitions to scalable quantum execution.”

Dr. Shor, Dr. Paler, Dr. Devitt and Dr. Izmaylov join Zapata’s existing Scientific Advisory Board members, Dr. Alireza Shabani, Dr. Austin G. Fowler and Dr. Jeff Grover.

To learn more about how Zapata helps organizations discover and develop high-value quantum applications, visit the company’s website.

About Zapata Quantum

Zapata Quantum is a leading hardware-agnostic, pure-play quantum software company focused on accelerating quantum application development. With a portfolio of more than 60 granted and pending patents developed over seven years, Zapata supports applications across cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only organization to have participated across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to translate quantum advances into real-world impact. Learn more at zapataquantum.com.

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